Execution Copy

AMENDED AND RESTATED
COMMERCIAL METALS COMPANY
EXECUTIVE EMPLOYMENT CONTINUITY AGREEMENT

THIS AGREEMENT, dated as of September 1, 2019 (the “Agreement Date”), is made by and between COMMERCIAL METALS COMPANY (the “Company”), a Delaware corporation, and PAUL L. LAWRENCE (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Commercial Metals Company Executive Employment Continuity Agreement dated April 21, 2016 (the “Original Agreement”); and

WHEREAS, the Company and the Executive now desire to amend and restate the Original Agreement to make certain changes as provided herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive agree as follows:

ARTICLE I
PURPOSE

The Original Agreement is hereby Amended and Restated in its entirety as follows.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued services of the Executive, despite the possibility or occurrence of a Change in Control of the Company. The Board believes that this objective may be achieved by giving key management employees assurances of financial security in case of a pending or threatened Change in Control, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties. The Company and the Executive enter into this Agreement to induce the Executive to remain an employee of the Company and to continue to devote Executive’s full energy to the Company’s affairs. This Agreement is not intended to provide the Executive with any right to continued employment with the Company, except in the event of a Change in Control of the Company and subject to the provisions of this Agreement. The effect of this Agreement on other agreements and other rights of the Executive is explained in Article IX below.

ARTICLE II
CERTAIN DEFINITIONS

When used in this Agreement, the terms specified below shall have the following meanings:

2.1 “Affiliate” means any corporation or other entity that is directly or indirectly through one or more intermediaries, controlled by the Company.

2.2 “Annual Base Salary” has the meaning set forth in Section 3.2(a).

2.3 “Annual Cash Incentive Plan” means the cash bonus plan as administered by the compensation committee of the Company’s board of directors which establishes the criteria for and amount of annual cash bonus payments for key executives.

2.4 “Auditor” has the meaning set forth in Section 6.1.

2.5 “Benefit Continuation Period” means the period beginning on the Termination Date and ending on the second anniversary of the Termination Date.

2.6 “Benefit Restoration Plan” means the Commercial Metals Companies Benefit Restoration Plan effective September 1, 1995, as amended.

2.7 “Capped Amount” has the meaning set forth in Section 6.1.

2.8 “Cash Bonus Opportunity” has the meaning set forth in Section 3.2(b).

2.9 “Cause” has the meaning set forth in Section 4.3.

2.10 “Change in Control” means any of the following events:

(a) any Person becomes the “beneficial owner” (as defined in Rule 13d-3 or Rule 13d-5 under the Exchange Act), directly or indirectly, of 25% or more of the combined voting power of the Company’s then outstanding voting securities;

(b) the Incumbent Board ceases for any reason to constitute at least the majority of the Board; provided, however, that any person becoming a director subsequent to the Agreement Date whose election, or nomination for election by the Company’s shareholders was approved by a vote of at least 75% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this subsection (b), considered as though such person were a member of the Incumbent Board;

(c) all or substantially all of the assets of the Company are sold, transferred or conveyed and the transferee of such assets is not controlled by the Company (control meaning the ownership of more than 50% of the combined voting power of such entity’s then outstanding voting securities); or

(d) the Company is reorganized, merged or consolidated, and the shareholders of the Company immediately prior to such reorganization, merger or consolidation own in the aggregate 50% or less of the outstanding voting securities of the surviving or resulting corporation or entity from such reorganization, merger or consolidation.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction (i) which results in the Executive or a group of Persons, which includes the Executive, acquiring, directly or indirectly, 15% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) which results in the Company, any Affiliate or any profit-sharing plan, employee stock ownership plan or employee benefit plan of the Company or any Affiliates (or any trustee of or fiduciary with respect to any such plan acting in such capacity) acquiring, directly or indirectly, 15% or more of the combined voting power of the Company’s then outstanding voting securities. For purposes of this section, the term “Incumbent Board” means the individuals who as of the Agreement Date constitute the Board, and the term “Person” means any natural person, firm, corporation, government, governmental agency, association, trust or partnership.

  2.11 “Change in Control Arrangements” has the meaning set forth in Section 6.1.

2.12 “Change in Control Payment” has the meaning set forth in Section 6.1.

2.13 “Change in Control Date” means the date on which a Change in Control occurs.

2.14 “Code” means the Internal Revenue Code of 1986, as amended.

2.15 “Constructive Termination” has the meaning set forth in Section 4.4.

2.16 “Disabled” or “Disability” means that the Executive:

(a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an Affiliate.

2.17 “Disability Effective Date” has the meaning set forth in Section 4.1.

2.18 “Employment Period” means the period commencing on the Change in Control Date and ending on the second anniversary of the Change in Control Date.

2.19 “Equity Incentive Plans” means the Company’s 1996 Long-Term Stock Incentive Plan, the General Employee Stock Purchase Plan and any other equity incentive plan approved by the Company following the date of this Agreement which is intended to provide a financial incentive to employees of the Company based on the value of or utilizing the Company’s stock whether by means of grants or awards of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance share awards or any other equity based incentives.

2.20 “Excess Change in Control Payment” means the dollar amount of excise tax which the Executive would become obligated to pay pursuant to Code Section 4999 as a result of receipt of any payment from the Company in excess of the Capped Amount.

2.21 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.22 “Highest Annual Base Salary” means highest annual base salary paid by the Company or an Affiliate to the Executive for any calendar year during the sixty (60) consecutive month period immediately preceding the Termination Date. For purposes of this determination, annual base salary shall be annualized for any period of less that one complete calendar year.

2.23 “Long-Term Performance Plan” means a cash incentive plan administered by the compensation committee of the Company’s board of directors which provides for cash payments to key employees contingent upon the attainment of multi-year performance goals.

2.24 “Make-Whole Payment” has the meaning set forth in Section 6.4.

2.25 “Payment Date” means the 30th day following the Executive’s Termination Date.

2.26 “Performance Period” has the meaning set forth in Section 3.2(b).

2.27 “Plans” has the meaning set forth in Section 3.2(c).

2.28 “Profit Sharing Plan” means the Commercial Metals Company Profit Sharing and 401(k) Plan or any successor plan thereto.

2.29 “Short Fall Amount” has the meaning set forth in Section 6.4.

2.30 “Qualifying Termination” means a Constructive Termination of the Executive’s employment pursuant to Section 4.4.

2.31 “Termination Date” means the date of termination of the Executive’s employment; provided, however, that if the Executive’s employment is terminated by reason of Disability, then the Termination Date shall be the Disability Effective Date (as defined in Section 4.1).

2.32 “Welfare Continuance Benefit” has the meaning set forth in Section 5.1(d).

2.33 “Welfare Plans” has the meaning set forth in Section 3.2(d).

ARTICLE III
EMPLOYMENT AFTER A CHANGE IN CONTROL

3.1 Employment. The Company hereby agrees to continue the Executive in its employ during the Employment Period and, unless the Executive provides an express written consent otherwise, the Executive will have duties and such other powers that are substantially equivalent to the duties and powers which the Executive had prior to the Change in Control. Subject to Article IV of this Agreement, the Executive agrees to remain in the employ of the Company subject to the terms and conditions hereof and (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company’s policies, and civic and charitable commitments not involving a conflict with the Company’s business), (ii) will comply with the directions and orders of the Board with respect to the performance of his duties, and (iii) will comply with the provisions of Article X.

3.2 Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate at least equal to the highest monthly base salary paid or payable to the Executive by the Company (including any base salary which has been earned but deferred by the Executive) in respect of the twelve-

month period immediately preceding the month in which the Change in Control Date occurs. During the Employment Period, the Annual Base Salary shall be increased from time to time as substantially consistent with increases in base salary awarded to other peer executives of the Company. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so adjusted.

(b) Cash Bonus Opportunity. In addition to the Annual Base Salary, during the Employment Period the Company shall grant or cause to be granted to the Executive cash bonus opportunities (each a “Cash Bonus Opportunity”) for each Performance Period which ends or begins during the Employment Period. “Performance Period” means each period of time designated in accordance with any cash incentive arrangement which is based upon performance, including the Annual Cash Incentive Plan and the Long-Term Performance Plan. The Executive’s target and maximum Cash Bonus Opportunity with respect to any Performance Period shall not be less than the largest target and maximum established for the Executive under any Company cash incentive arrangement, including the Annual Cash Incentive Plan and the Long-Term Performance Plan, as in effect for a Performance Period immediately preceding the Change in Control Date.

(c) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings, deferred compensation and retirement plans, practices, policies and programs (“Plans”) applicable generally to other peer executives of the Company, but in no event shall such Plans provide the Executive with incentives or savings and retirement benefits which, in each case, are less favorable in the aggregate than the greater of (i) those provided by the Company for the Executive under such Plans as in effect at any time during the 90-day period immediately preceding the Change in Control Date, or (ii) those provided generally at any time after the Change in Control Date to other peer executives of the Company. The Plans shall include both tax-qualified retirement plans and nonqualified retirement plans, and any equity or cash-based incentive plans.

(d) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs that provide benefits including, but not limited to, medical, prescription, dental, disability, group life, accidental death and travel accident insurance benefits (“Welfare Plans”), but in no event shall such Welfare Plans provide the Executive with benefits which are less favorable, in the aggregate than the greater of (i) those provided by the Company for the Executive under such Welfare Plans as in effect at any time during the 90-day period immediately preceding the Change in Control Date, or (ii) those provided generally at any time after the Change in Control Date to other peer executives of the Company.

(e) Other Employee Benefits. During the Employment Period, the Executive shall be entitled to other employee benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company, as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Change in Control Date, or if more favorable, as in effect generally with respect to other peer executives of the Company. These other employee benefits and perquisites include, but are not limited to, vacation and use of a Company car.

3.3 Affiliates. If immediately prior to the Change in Control Date, the Executive was on the payroll of and participated in the Plans of an Affiliate of the Company, the references to the Company contained in Sections 3.1, 3.2 and the other sections of this Agreement shall be read to refer to the Company and to such Affiliate, as applicable.

3.4 Termination Prior to a Change in Control. Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs and the Executive’s employment with the Company or an Affiliate was terminated by the Company or an Affiliate prior to the Change in Control Date other than for Cause or Disability, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the Executive’s termination of employment shall be treated as an involuntary termination of the Executive’s employment occurring immediately after the Change in Control Date, and the Executive shall be entitled to receive the amounts described in Section 5.1 of this Agreement. In addition, if the Executive’s employment is terminated by the Company other than for Cause or Disability within 90 days prior to a Change in Control, such termination shall conclusively be deemed to have occurred following a Change in Control.

ARTICLE IV
TERMINATION OF EMPLOYMENT

4.1 Disability. During the Employment Term, the Company may terminate the Executive’s employment if the Executive becomes Disabled. The Executive’s employment shall terminate effective on the 30th day after the Executive’s receipt of written notice of termination from the Company (the “Disability Effective Date”).

4.2 Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term.

4.3 Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (a) material misappropriation with respect to the business or assets of the Company, (b) persistent refusal or willful failure constituting gross dereliction by the Executive to substantially perform the Executive’s duties and responsibilities to the Company, which continues after the Executive receives written notice from the Company of such refusal or failure and which is not remedied by the Executive within thirty (30) days following receipt of the Company’s written notice, (c) conviction of a felony or crime involving fraud, dishonesty or moral turpitude, or (d) the use of drugs or alcohol that interferes materially with the Executive’s performance of his duties.

4.4 Constructive Termination. The Executive may terminate the Executive’s employment for Constructive Termination at any time during the Employment Period. “Constructive Termination” means any material breach of this Agreement by the Company during the Employment Period, including:

(a) the failure to maintain the Executive in the office or position, or in a substantially equivalent office or position, held by the Executive immediately prior to the Change in Control Date;

(b) a material adverse change in the nature or scope of the Executive’s position, duties, powers, functions or responsibilities as compared to the nature or scope of such office, position, duties, powers, functions or responsibilities immediately prior to the Change in Control Date; provided, however, that a diminution of the Executive’s duties, functions or responsibilities attributable solely to the Company ceasing to be a public company on or after the Change in Control Date shall not alone constitute a material adverse change;

(c) any failure by the Company to provide the Executive with the compensation and benefits described in Section 3.2, including any reduction of the Executive’s Annual Base Salary in violation of Section 3.2(a);

(d) the failure of any successor to the Company to assume this Agreement; or

(e) any requirement by the Company that the Executive relocate more than 50 miles from (i) the Executive’s workplace, or (ii) the principal offices of the Company (if such offices are the Executive’s workplace), in each case without the consent of the Executive. Constructive Termination shall be deemed to have occurred on the date the Company communicates such requirement, either in writing or otherwise.

Notwithstanding the foregoing, an act or omission shall not constitute Constructive Termination unless (1) the Executive gives written notice to the Company indicating that the Executive intends to terminate employment under this Section 4.4; (2) the Executive’s voluntary termination occurs within sixty (60) days after the Executive knows or reasonably should know of an event described above, or within sixty (60) days after the last in a series of such events, and (3) the Company has failed to remedy the event described above, as the case may be, within thirty (30) days after receiving the Executive’s written notice. If the Company remedies the event described above, as the case may be, within thirty (30) days after receiving the Executive’s written notice, the Executive may not terminate employment under this Section 4.4 on account of the event specified in the Executive’s notice.

ARTICLE V
OBLIGATIONS OF THE COMPANY UPON TERMINATION

5.1 If by the Executive for a Qualifying Termination or by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or if the Executive shall terminate employment for a Qualifying Termination, the Company’s obligations to the Executive shall be as follows:

(a) The Company shall pay to the Executive by no later than the Payment Date a lump sum cash payment equal to the sum of the following amounts:

(i) the Annual Base Salary and all earned but not used paid vacation time through the Termination Date;

(ii) all amounts previously deferred by the Executive under any nonqualified deferred compensation plan sponsored by the Company or its Affiliates (together with any accrued earnings thereon) which have not yet been paid and which otherwise would be payable under the terms of such nonqualified deferred compensation plan on account of the Executive’s termination of employment, unless payment of such amounts would constitute an invalid acceleration of the time or schedule of a payment under Code Section 409A; and

(iii) all amounts payable to the Executive under the terms of the Annual Cash Incentive Plan and Long-Term Performance Plan to the extent that such amounts have not yet been paid, unless payment of such amounts would constitute an invalid acceleration of the time or schedule of a payment under Code Section 409A.

(b) The Company shall pay to the Executive by no later than the Payment Date a lump sum cash payment equal to four (4) times the Executive’s Highest Annual Base Salary.

(c) On the Termination Date, the Executive shall become fully vested in any and all stock incentive awards granted to the Executive pursuant to any Plan or otherwise which have not become exercisable as of the Termination Date. On the Termination Date, all stock options (including options vested as of the Change in Control Date) shall remain exercisable until the last date on which the option was scheduled to expire, without regard to whether termination of the Executive’s employment would have provided for a shorter exercise period following such termination of employment; provided, however, that the exercise period of an option shall be extended only to the latest date on which it may be exercised without subjecting such option to the provisions of Code Section 409A or resulting in treatment of the option as a new grant on the date of extension. All forfeiture conditions that as of the Termination Date are applicable to any restricted stock, restricted stock units, stock appreciation rights, performance grants or other incentive awards granted to the Executive by the Company pursuant to any Plan or otherwise shall lapse immediately.

(d) During the Benefit Continuation Period, the Executive and his dependents will continue to be covered by all Welfare Plans in which he or his dependents were participating immediately prior to the Termination Date (the “Welfare Continuance Benefit”). The Company shall pay all the COBRA premium cost otherwise due from Executive for continued participation of the Executive and dependents in the Company’s medical welfare benefit plan. The Company shall pay all or that portion of the premium costs of the Welfare Continuance Benefit for the Executive and dependents under Welfare Plans other than the Company’s medical welfare benefit plan on the same basis as applicable under such Welfare Plans immediately preceding the Termination Date, and the Executive will pay additional premium costs (if any) as applicable immediately preceding the Termination Date. In determining the level of benefits to which the Executive is entitled under any of the Welfare Plans, the Executive shall be deemed to be paid during the Benefit Continuation Period annual compensation no less than the Annual Base Salary in effect prior to the Termination Date. If participation or continued participation under any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law or if such participation or continued participation would create an adverse tax consequence for the Executive or the Company due to such participation, the Company will provide substantially identical benefits directly or through one or more insurance arrangements. The Welfare Continuance Benefit as to a Welfare Plan will cease if and when the Executive has obtained coverage under one or more welfare benefit plans of a subsequent employer and such plan provides coverage to the Executive and his dependents of the same type as provided under such Welfare Plan.

(e) To the extent that the Executive would not otherwise be entitled to receive an allocation of Employer Contribution under the Profit Sharing Plan or Benefit Restoration Plan for the Plan Year in which the Termination Date occurs and for the Plan Years including all or a portion of the Benefit Continuation Period, the Company shall pay to the Executive on the Payment Date a lump sum cash payment equal to the equivalent of the Employer Contribution that the Company would have allocated to the Executive’s account in each of the Profit Sharing Plan and Benefit Restoration Plan as if the Executive had satisfied all requirements under the Profit Sharing Plan and Benefit Restoration Plan to be eligible to receive an allocation of the Employer Contribution for the Plan Year in which the Termination Date occurs, and each Plan Year or pro-rata portion thereof during the Benefit Continuation Period. For purposes of calculating this payment:

(i) the eligible compensation of the Executive shall be deemed to be an amount equal to the greatest of (i) twice the Executive’s Highest Annual Base Salary, (ii) the eligible compensation used to calculate the Employer Contribution to the Executive’s account for the last Plan Year prior to the Plan Year in which the Termination Date occurs or (iii) the eligible compensation earned by the Executive during the Plan Year to the Termination Date including the amounts described in Section 5.1 (a) (b) and (c); and

(ii) the Executive shall be deemed to have deferred the maximum amount of compensation permitted by law or terms of the plan which would result in a credit to the Executive’s account of the maximum amount of Employer Contribution in both the Profit Sharing Plan and Benefit Restoration Plan of the maximum Employer Contribution; and

(iii) the Employer Contribution calculated as a percentage of the eligible compensation shall be deemed to be the greater of the Employer Contribution for the last Plan Year prior to the Plan Year in which the Termination Date occurs or the average of the Employer Contribution for the last five Plan Years.

Capitalized terms contained in this subsection which are not otherwise defined in this Agreement shall have the meaning assigned to such terms under the Profit Sharing Plan or Benefit Restoration Plan.

5.2 If by the Company for Cause, Disability or Death or if by the Executive for Other than for a Qualifying Termination. If, during the Employment Period, the Company terminates the Executive’s employment for Cause, Disability or the death of the Executive or, in the event the Executive terminates employment for any reason other than for a Qualifying Termination, this Agreement shall terminate without further obligation by the Company to the Executive, other than:

(a) the obligation to immediately pay the Executive the amounts described in Section 5.1(a), and

(b) the obligation, to the extent required by law or regulation or pursuant to the terms of the Plans, to provide benefits under the terms of any of the Plans, Welfare Plans and other employee benefit programs in which the Executive was participating immediately prior to the Termination Date, pursuant to Sections 3.2(c) through (e).

ARTICLE VI
TAX MATTERS

6.1 Excise Tax Determination. If any benefit, payment or distribution by the Company or an Affiliate to or for the benefit of the Executive or his legal representatives and dependents, whether payable or distributable pursuant to the terms of this Agreement or pursuant to any other plan, agreement, program or arrangement including, but not limited to, the Annual Cash Incentive Plan, Long–Term Performance Plan, Benefit Restoration Plan, or Equity Incentive Plans (collectively “Change in Control Arrangements”) would be subject to the excise tax imposed on the Executive under Code Section 4999 on “excess parachute payments” (all of such benefits, payments or distributions, whether or not subject to the excise tax, in aggregate, the “Change in Control Payment”), the Company shall, within twenty (20) days of the Termination Date, provide the Executive with a written notice and explanation of such determination. The notice shall include (i) a calculation computing the amount of the excise tax to be owed by the Executive upon receipt of the Change in Control Payment, detailing (a) the total amount of cash to be paid and the amount of such cash subject to the excise tax, (b) the amount of and assumptions used to determine the value of all non-cash benefits to be provided and such non-cash benefits subject to the excise tax , (c) the Executive’s base amount of total taxable compensation used in the calculation, and (d) the total amount subject to the excise tax, (ii) a calculation of the maximum amount of the Change in Control Payment that could be paid by the Company to the Executive without the imposition of the excise tax (the “Capped Amount”), and (iii) calculations showing whether the Executive would receive a larger amount, on an after-tax basis (assuming, for United States taxpayers, payment by the Executive of the Code Section 4999 excise tax and on the portion in excess of the Capped Amount payment of taxes based on the following: (A) the highest marginal federal personal income tax rate, (B) the highest marginal state and local income tax rates for the state in which the Executive is domiciled, and (C) the hospital insurance tax rate under Code Section 311 (b)), if the Company were to pay the Executive (a) the Capped Amount or (b) the Change in Control Payment. The Company shall pay to the Executive on the Payment Date the Capped Amount or the Change in Control Payment, whichever is determined to result in the larger amount as calculated pursuant to clause (iii) of the preceding sentence.

The computations and explanation required under this subsection will be made by the accounting firm which was serving as the Company’s independent auditor as of the Termination Date, or if that firm is not available to perform the computation, the computation shall be performed by a tax counsel or nationally recognized accounting firm selected by mutual consent of the Company and the Executive (the “Auditor”). The fees and expenses of the Auditor will be paid solely by the Company. The computations and valuations required under this section will be performed in a manner consistent with the requirements of Code Sections 280G and 4999, as in effect at the time the computations and valuations are performed.

6.2 Funding for Certain Payments. Without affecting its obligations to or the rights of the Executive under this Agreement, the Company shall, as soon as possible following the Change in Control but in no event later than thirty (30) days following the Change in Control Date, establish an irrevocable grantor trust within the meaning of Code Sections 671 through 679 for amounts payable under this Agreement (if such a trust has not previously been established), and shall irrevocably deposit funds with the trustee of such trust of an amount equal to the total cash payments to which the Executive would be entitled under Article V of the Agreement if the Executive had a Qualifying Termination on the Change in Control Date, without regard to whether the Executive actually had a Qualifying Termination on that date. The funds deposited with the trustee of such trust and the earnings thereon will be dedicated to the payment of the cash amounts payable under the Agreement, but shall remain subject to the claims of the general creditors of the Company. The expenses of establishing and maintaining such trust shall be paid solely by the Company. When the Executive or the Executive’s survivors become eligible for payments under this Agreement, such payments will be paid out of the trust fund. If the amounts credited to the trust fund for the benefit of the Executive are not sufficient to satisfy the total amounts payable to the Executive or the Executive’s survivors under this Agreement, the additional amounts necessary to satisfy such payments shall be paid directly by the Company from its general assets. In lieu of establishing an irrevocable grantor trust as described above, the Company may establish an alternative funding arrangement mutually acceptable to the Company and the Executive to fund the amounts payable under this Agreement. Once the total cash payments to which the Executive would be entitled under Article V of this Agreement have been paid from the trust, any remaining funds shall be returned to the Company.

6.3 Compliance with Tax Rules for Nonqualified Deferred Compensation Plans. Notwithstanding any provision of this Agreement to the contrary, and to the extent required by Code Section 409A, payments or provision of benefits to the Executive under this Agreement shall be delayed for six (6) months following the Termination Date. To the extent permitted under Code Section 409A, if the Executive shall be entitled to a payment pursuant to this Agreement prior to the date at which a payment is permitted under Code Section 409A to be made to the Executive solely because of the Code Section 409A six (6) month delay in payment rule for key employees, the Executive shall be entitled to payment by the Company of the applicable employee portion of the applicable withholding taxes due on such payment, if any. Such a payment by the Company of withholding taxes shall reduce the amount otherwise payable to the Executive under this Agreement. To the extent permitted under Code section 409A, if benefits otherwise to be provided to the Executive, such as for example, certain of the benefits provided for in Section 5.1(d), are delayed because of the Code Section 409A six (6) month delay in payment rule for key employees, in order for the Company to provide those benefits during such six-month period, the Executive shall pay the full cost of those benefits for such six-month period. On the first day of the seventh month following the Termination Date, in addition to the Company commencing the provision of those benefits in accordance with the terms of this Agreement, the Company shall pay to the Executive, in a lump sum, the total amount the Executive paid for those benefits during such first six-month period.

  6.4 Company Obligation to Executive With Regard to Tax Information. If the computations and valuations required to be provided by the Company to the Executive pursuant to Section 6.01 are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Code Sections 280G and 4999 or if Code Section 409A is determined to apply to all or any part of the payments to which the Executive or his survivors may be entitled under this Agreement and as a result of such audit or determination, (i) the amount of cash and the benefits provided for in Section 6.1 remaining to the Executive after completion of such audit or determination is less than (ii) the amount of cash and the benefits which were paid or provided to the Executive on the basis of the calculations provided for in Section 6.1 (the difference between (i) and (ii) plus any legal or accounting fees or expenses incurred by the Executive arising from the audit being referred to as the “Short Fall Amount”), then the Executive shall be entitled to receive an additional payment (a “Make-Whole Payment”) in an amount such that after payment by the Executive of all taxes (including additional excise taxes under said Code Section 4999 and any interest, and penalties imposed with respect to any taxes) imposed upon the Make-Whole Payment, the Executive retains an amount of the Make-Whole Payment equal to the Short Fall Amount. The

Company shall pay the Make-Whole Payment to the Executive in a lump sum cash payment within ten (10) days of the completion of such audit or determination.

ARTICLE VII
EXPENSES AND INTEREST

7.1 Legal Fees and Other Expenses. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any action or proceeding by the Company, the Executive or others concerning the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any action or proceeding by the Executive concerning the amount of any payment pursuant to this Agreement). The Company shall be obligated to pay such legal fees and expenses regardless of the outcome of the action or proceeding, unless a court of competent jurisdiction determines that the Executive acted in bad faith in initiating the action or proceeding.

7.2 Interest. If the Company does not pay any amount due to the Executive under this Agreement within three days after such amount became due and owing, including but not limited to any legal fees or expenses, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the prime commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

ARTICLE VIII
NO SET-OFF OR MITIGATION

8.1 No Set-off by Company. The Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Any claim which the Company may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Agreement.

8.2 No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment following termination. Except as specifically provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive’s employment with another employer.

ARTICLE IX
NON-EXCLUSIVITY OF RIGHTS

9.1 Waiver of Other Severance Rights. To the extent that payments are made to the Executive pursuant to Section 5.1 of this Agreement, the Executive hereby waives the right to receive severance benefits under any plan or agreement (including an offer of employment or employment contract) of the Company or its Affiliates which provides for severance benefits. However, no waiver of severance benefits under another plan or agreement shall take effect pursuant to this Agreement until the Change in Control Date.

9.2 Other Rights. This Agreement shall not prevent or limit the Executive’s continuing or future participation in any Plans, Welfare Plans, or other benefit, bonus, incentive or other plans provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under the terms of any plan or program of the Company or any of its Affiliates and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such plan, program or applicable law except as expressly modified by this Agreement.

ARTICLE X
OBLIGATIONS OF THE EXECUTIVE

10.1 Confidentiality. The Company has provided and will provide the Executive with secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses. The Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates and their respective businesses, which will have been obtained by the Executive during the Executive’s employment by the Company or any Affiliate and which will not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive will not, without the prior written consent of the Company or except as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

10.2 Non-Competition and Non-Solicitation. The Executive agrees that for a period of one (1) year after the Termination Date, the Executive (i) will not directly or indirectly compete with the business as conducted by the Company or any of its Affiliates on the Termination Date within one hundred (100) miles of any office or facility of the Company or any of its Affiliates, (ii) will not hire or otherwise employ or retain, or knowingly permit (to the extent reasonably within the Executive’s control) any other entity or business which employs the Executive or in which the Executive has any ownership interest or is otherwise involved to hire or otherwise employ or retain, any person who was employed by the Company or any of its Affiliates as of the Termination Date, and (iii) will not solicit or in any manner attempt to influence or induce any customer of the Company or any of its Affiliates to transact any business with any Person that competes with the business as conducted by the Company or any of its Affiliates as of the Termination Date.

10.3 Enforcement. In the event of a breach or threatened breach of this Article X, the Executive agrees that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient. If the Company obtains a judicial determination that the Executive has breached the terms of this Article X, all rights of the Executive under this Agreement will terminate.

10.4 Reformation. If any court holds that any of the covenants contained in this Article X shall be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope or in any other manner, the court shall have such authority to so reform the covenant, and the parties hereto shall consider such covenant to be modified with respect to that particular area or jurisdiction so as to comply with the order of such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. If any court holds that any of the covenants contained in this Article X is void or otherwise unenforceable in any particular area or jurisdiction, the Company may consider such covenant to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such covenant is so held void or otherwise unenforceable, and, as to all other areas and jurisdictions covered hereunder, the covenants contained herein shall remain in full force and effect as originally written.

ARTICLE XI
MISCELLANEOUS

11.1 No Assignment of Benefit. No interest of the Executive or any beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, will be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

11.2 Rights Under the Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company, its Affiliates or any of the assets of the Company or its Affiliates. Except to the extent otherwise provided in Section 6.2 of this Agreement or under the terms of the Plans or Welfare Plans, amounts payable under the Agreement will be paid from the general assets of the Company. The Executive will for purposes of this Agreement be a general creditor of the Company.

11.3 Applicable Law. This Agreement will be construed and interpreted pursuant to the laws of the State of Texas, without reference to its conflict of laws rules.

11.4 No Employment Contract. Nothing contained in this Agreement will be construed to be an employment contract between the Executive and the Company prior to a Change in Control Date.

11.5 Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement will not be affected thereby.

11.6 Successors. The Agreement will be binding upon and inure to the benefit of the Company, the Executive and their respective heirs, representatives and successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.7 Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement. Notwithstanding any other provisions of this Agreement to the contrary, the parties agree that they will in good faith amend this Agreement in any manner reasonably necessary to comply with Code Section 409A, and the parties further agree that any provisions of this Agreement that shall violate the requirements of Code Section 409A shall be of no force and effect after such amendment.

11.8 Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery acknowledged in writing by the recipient personally, or given by first-class mail, registered or certified, with return receipt requested, postage prepaid, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery, as applicable, to the respective persons named below:

If to the Company:	Commercial Metals Company
P.O. Box 1046
Dallas, Texas 75221
Attn: General Counsel Fax: 214-689-4326

If to the Executive:	Paul J. Lawrence 1340 Highland Road Dallas, Texas 75218

or to such other address as either party will have furnished to the other in writing in accordance herewith.

11.9 Tax Withholding. The Company shall withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

COMMERCIAL METALS COMPANY

By: /s/ Barbara R. Smith________________
Barbara R. Smith Chairman, Chief Executive Officer and President

EXECUTIVE
/s/ Paul J. Lawrence____________________ Paul J. Lawrence